Palm Beach Multi-Strategy Fund, L.P.

Commitment Letter

September 28, 2006

Mr. James Worosz
Senior Vice President - Finance
Manchester, Inc.
100 Crescent Court – 7th floor
Dallas, Texas 75201

Dear Mr. James Worosz,

Palm Beach Multi-Strategy Fund, L.P., a Delaware limited partnership (the “Lender”), hereby offers Manchester, Inc., a Nevada corporation (the “Company”) a commitment (the “Commitment”) of up to $300,000,000 (the “Maximum Commitment Amount”) to provide senior secured revolving warehouse financings (“Financings”) for a roll up (the “Roll-Up”) strategy to acquire captive subprime buy-here, pay-here auto receivables origination and collection businesses nationwide (“Targets”), on the terms, and subject to the conditions, set out in this letter (this “Letter Agreement”) and the attached Term Sheet (the “Term Sheet”).

The Company acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that will be contained in definitive legal documentation for any Financing. Each Financing will be subject to, among other things, approval by the Lender of the applicable transaction (which approval shall be given or withheld in the Lender’s sole discretion), due diligence and the negotiation and execution of definitive loan documents (the “Loan Documents”), in form and substance satisfactory to the Lender in its sole discretion. Lender’s requirements for the Loan Documents may be different for each Financing.

Each borrower under a Financing will be Bankruptcy Remote Special Purpose Entity (SPE) set up to hold the collateral pledged under a Financing (each, a “Borrower”).

The Company agrees to reimburse the Lender and its affiliates, including Palm Beach Links Capital, L.P., a Delaware limited partnership (“PBLinks”), or pay or cause to be paid all costs and expenses of the Lender, PBLinks and their respective affiliates (including, without limitation, the allocated costs of in-house counsel at the Lender, PBLinks or their respective affiliates and the reasonable costs and expenses of outside legal counsel to PBLinks and the Lender and their respective affiliates) incurred or sustained: (i) in the negotiation or preparation of this Letter Agreement, the Term Sheet or any other term sheet or proposal and any loan documents (including, without limitation, the term sheets for the Financings and the Loan Documents) or any funding that might follow, regardless of whether or not the funding occurs (ii) in connection with the administration and enforcement of the Commitment and the Financings, and (iii) in connection with any and all due diligence. The Company shall also be responsible for its own expenses. The Company shall also indemnify and hold harmless the Lender, PBLinks and of the Lender, PBLinks and their respective affiliates and their respective shareholders, directors, officers, employees and agents (the “Indemnified Parties”) against any losses, claims, damages or liabilities (collectively, “Claims”) to which any Indemnified Party may incur or become subject to in any way arising out of or in connection with this Letter Agreement, the Commitment or the Financings, provided however, no Indemnified Party shall be indemnified against (i) such Claims which are finally judicially determined to have resulted primarily from bad faith, intentional misconduct or gross negligence of such Indemnified Party and (ii) losses resulting from any settlement entered into by an Indemnified Party without the written consent of the Company (such consent not to be unreasonably withheld).

The Company recognizes that the Commitment is offered (subject to the terms and conditions of this Letter Agreement and the Term Sheet) only to the Company, and that this Letter Agreement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of the Company or any other person not a party hereto as against the Lender, PBLinks or any of the Lender’s or PBLinks’ respective affiliates, the respective directors, officers, agents and employees of the Lender, PBLinks or any of their respective affiliates or each other person, if any, controlling the Lender, PBLinks or any of their respective affiliates. No one other than the Company is authorized to rely upon this Engagement Letter.

The Lender's willingness to provide any Financing pursuant to this Commitment is subject to the Lender’s satisfactory due diligence and credit review of the Company, each Financing and Target and the Lender’s continuing satisfaction with the results thereof.

A Commitment Fee of $6,000,000 shall be payable by the Company. Such fee shall be paid pro-rata upon the initial advance under each Financing in an amount for each Financing equal to $6,000,000 multiplied by a fraction the numerator of which is the aggregate line of credit under the Financing (the “Financing Limit”) and the denominator of which is the Maximum Commitment Amount.

On or within fifteen (15) days after the closing date of the initial Financing, the Company shall grant to the Lender ten (10) year warrants, entitling the holder to acquire up to 4,000,000 shares of the Company’s common stock. The warrants shall be issued at a strike price equal to the lesser of (i) $3.00 or (ii) 75% of the closing stock price as of the closing date for the initial Financing.

Terms and Conditions are to be determined in a Warrant Agreement between Lender and the Company. Customary language with respect to, but not limited to, registration rights, piggy-back rights and anti-dilution provisions (including conversion of preferred and other convertible securities) will be contained in the Warrant Agreement and shall allow for dilution resulting from shares issued for acquisitions.

There is no limit to the number of Financings under the Commitment up to the Maximum Commitment Amount; provided that no Financing shall be in an amount in excess of $100,000,000, unless approved by the Lender.

At the invitation of the Company, PBLinks has agreed to act as the exclusive arranger for any asset-backed securitization, sale or other disposition of any Receivables undertaken by the Company, a Target or a Borrower for an arrangement fee equal to three percent (3.0%) of the Receivables securitized, sold or disposed of.

The Commitment shall terminate on September 28, 2009 or such earlier date specified by the Lender following a breach by the Company under this Letter Agreement or an Event of Default under any of the Financings (the “Termination Date”). The Company hereby agrees that the Lender (or, at the discretion of the Lender, any of its affiliates) shall have, for a period beginning on the date of this Letter Agreement and ending on the Termination Date or (if later) the date upon which all Financings have been irrevocable paid in full, the exclusive right (but not the obligation) to finance the Roll-Up (including without limitation, the right to provide Financings or other fundings in connection with the acquisition by the Company of Targets or assets thereof). Any such Financings shall be substantially on the terms set forth in the Term Sheet (including, without limitation, the provisions headed “Advance Rate” and “Interest Rate”), unless otherwise agreed by the parties hereto in writing; provided, however, the Advance Interest Rate, Asset Management Fee, Credit Structure, Liquidated Damages, Collateral and Eligible Receivables set forth in the Term Sheet will apply to each Financing unless otherwise agreed to in writing by the Lender, in its sole discretion. The Company agrees that monetary damages would not be sufficient in the event of a breach by Company of this exclusive provision and that in the event of such breach, the Lender and PBLinks will in addition be entitled to injunctive relief.

The Company agrees to promptly, but in no event later than 90 days following the date of this Letter Agreement, apply to list its Common Stock, on The NASDAQ Global Market or The NASDAQ Capital Market and shall use its best efforts to complete the application process and make such Common Stock eligible for trading on the applicable NASDAQ trading system as promptly as possible after such application but in no event later than 180 days; and at any time when such Common Stock is listed on The NASDAQ Capital Market, Manchester shall promptly seek to list its Common Stock on The NASDAQ Global Market if at any time it becomes eligible to do so.

The contents of this Letter Agreement and the attached Term Sheet are confidential. The Company agrees that it will not show, circulate, or otherwise disclose this Letter Agreement, the Term Sheet or their contents to any other person (other than its officers, employees, directors, attorneys, affiliates and advisors, on a need-to-know basis).

In the event of any conflict between the terms of this Letter Agreement and any provision of the Term Sheet, the terms of this Letter Agreement shall prevail.

If any one or more of the provisions or subjects contained in this Letter Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions or subjects of this Letter Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be valid, legal and enforceable.

The Company may not assign, transfer or otherwise dispose of any rights or privileges provided for herein or arising hereunder, without the written consent of Lender.

This Letter, including the attached Term Sheet, supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto.

GOVERNING LAW. THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS LENDER MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, EACH PARTY HERETO ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO AGREES THAT SECTIONS 5-1401 AND 5.1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH IN THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

CONSENT OF JURISDICTION. AT THE OPTION OF LENDER, THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK; AND EACH PARTY HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY RELATED PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, OR ANY TRANSACTION CONTEMPLATED THEREBY, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, OR (b) ARISING FROM ANY TRANSACTION CONTEMPLATED BY THIS LETTER AGREEMENT, INCLUDING THE ATTACHED TERM SHEET, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

This Letter Agreement may be executed in multiple counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

Should the terms and conditions of the proposal contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Letter Agreement and the attached Term Sheet to the undersigned.

Very truly yours,

Palm Beach Multi-Strategy Fund, L.P.

By: Palm Beach Links Capital, L.P., its general partner

By: PBL Holdings, LLC

By: /s/ B. Scott Olson

Name: B. Scott Olson Title: Managing Director

By: /s/ Thomas L. Gervais

Name: Thomas L. Gervais Title: Managing Director

By: Palm Beach Links Capital, L.P.

By: PBL Holdings, LLC, its general partner

By: /s/ Scott Olson

Name: Scott Olson Managing Director

By: /s/ Thomas L. Gervais

Name: Thomas L. Gervais Managing Director

Agreed and Accepted on this
29th Day of September, 2006:

Manchester, Inc.
(OTCBB: MNCS)

By: /s/ James Worosz

Name: James Worosz Title: Senior Vice President – Finance

Exhibit A

OUTLINE OF PROPOSED TERMS AND CONDITIONS

Agreed and Accepted on this
29th  Day of September, 2006:

Manchester, Inc.
(OTCBB: MNCS)

By: /s/ James Worosz

Name: James Worosz Title: Senior Vice President - Finance

Credit Structure:	Unless otherwise approved by the Lender in its sole discretion, all collateral of the Borrowers will be cross collateralized, cross pledged and cross defaulted for the benefit of the Lender.

Guaranty:
The Company and its affiliates will execute a Guaranty of the obligations of the Borrowers and the Targets and each Target will execute a Guarantor of the Obligations of the Borrowers, in each case in a form acceptable to the Lender in its sole discretion. Such Guaranty may include, among other things, a guaranty of the eligibility of the Receivables, proper collection of the Receivables and deposit into the Lockbox and Distribution Account (each defined below), losses on the Receivables, repayment of the advances and interest thereon and payment of fees and expenses. The Guaranties shall be secured by a first priority perfected security interest in and lien on all of the assets of the Company and the Targets, as applicable, including, but not limited to, all of its stock or other equity interests in the Borrowers, the Targets and its other direct and indirect subsidiaries.

Advance Rate:
The initial advance under each Financing will have an advance rate equal to the lesser of (i) the related Financing and (ii) eighty percent (80.0%) of the unpaid principal balance of Eligible Receivables (defined herein) pledged by the related Borrower to the Lender at the time of such initial advance. Subsequent advances under a Financing will have advance rates equal to the lesser of (i) the related Financing Limit and (ii) sixty percent (60.0%) of the unpaid principal balance of Eligible Receivables pledged by the related Borrower to the Lender at the time of such subsequent advance. The final advance rates for each Financing will be determined after due diligence.

Interest Rate:
All borrowings under the Financings will accrue interest at Wall Street Prime plus 8.0%, with a floor of 16.0%; provided, however, in the event a Financing is closed other than on the 1st business day of a calendar month, an initial interest payment will be due on the closing date equal to (a) the product of (i) the amount of the initial advance under such Financing and (ii) the initial interest rate, multiplied by (b) a fraction of the numerator of which is the number of days from and including the first day of the month in which the closing occurs to but excluding the date of the initial advance under such Financing, and the denominator of which is 360. Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year. Upon the occurrence and during the continuance of an Event of Default under a Financing, the applicable interest rate will be increased by 5.0%.

Asset Management Fee:
The Borrower under each Financing shall pay to the Lender an asset management fee equal to $25,000 payable in advance on the first day of each calendar quarter (or first business day of the quarter if not a business day).

Custodian Fee:
All original consumer retail sales contracts and auto titles and related files subject to a Financing shall be held by a third-party custodian acceptable to the Lender. All custodian fees and expenses shall be payable out of cash flows from the related Receivables.

Servicer:
The Company and the Targets shall provide all servicing and collections activities on the Receivables for a servicing fee to be determined by the Lender payable weekly out of cash flows from the related Receivables.

Back Up / Master Servicer:
A back-up or master servicer may be selected to provide back up collection, reporting and other services as the Lender may decide in its sole descretion. Back-up / master servicer fees and expenses shall be payable out of cash flows from the related Receivables.

Term:
The term of each Financing shall be for three (3) years from the Closing Date of such Financing, subject to any default or termination provisions to be included in the Loan Documents for the Financings.

Liquidation Damages:
If a Financing is repaid or terminated prior to the end of its Term, the Company shall pay the Lender a Liquidated Damages Fee, calculated by multiplying the “minimum interest charge” under the Financing by the number of months remaining until the end of the Term of the Financing. The “minimum interest charge” will be calculated by using the average funds employed under the Financing during the previous 6 months of such Financing at the time of notice multiplied by 1.50%. The Company or the Borrower must provide 90 days prior written notice of a termination and payoff of a Financing.

Borrowing, Collection, and Repayment Procedures:
Upon closing of a Financing, the related Borrower will be able to request advances thereunder subject to, among other things, the following: a) continued compliance with the Loan Documents; b) a maximum of one funding per week; and c) a minimum funding amount of $200,000.

The Lender will require a three (3) day notice from the Borrower to advance funds. The Borrower or the Company will prepare an advance request and borrowing base certificate which will include a reconciliation of the then current Collateral and loan balances with prior certificates, as well as a certification of the validity of the Collateral and a re-affirmation of the representations and warranties contained in the Loan Documents. Advances will be made by wire transfer to the Borrower’s account as to be agreed upon by the Lender and Borrower.

All Collections (defined below) on the Receivables in respect of a Financing will be deposited into a lockbox and lockbox account (collectively, the “Lockbox”) for such Financing controlled under the UCC by the Lender and then swept not less than weekly into a distribution account (the “Distribution Account”) for such Financing controlled under the UCC by the Lender. Amounts on deposit in the Distribution Account will be applied in respect of each Financing by the Lender, or the Servicer at the direction of the Lender, on a weekly or monthly basis according to the following priorities:

1.        To the Custodian, the Servicer and the Back-up Servicer, their fees and expenses subject to an expense cap acceptable to the Lender;

2.         To the Lender, any unpaid Fees and Expenses due;

3.         To the Lender, any unpaid Interest due;

4.        To the Lender, the amount necessary to ensure the sum of the outstanding advances does not exceed the eligible Advance Rate on the Financing;

5.        To the Lender, the amount necessary to ensure the sum of the outstanding advances does not exceed the Financing Limit;

6.         Upon the occurrence of an Event of Default, to the Lender, to reduce the outstanding advances under the   Financing to zero; and

7.          Any remaining balance to the Borrower.

To the extent amounts on deposit in the Distribution Account for a Financing are not sufficient to make the payments required under 1 through 5 above, Collections on Receivables under other Financings and amounts on deposit in the related Distribution Accounts shall be used to pay such deficiency.

All cash, from whatever source, will be deposited in the lockbox or the Distribution Account, as applicable, for application as described above.

Although the Lender will retain operating control of the Lockbox and Distribution Account, the Servicer will have viewing access to these accounts for accounting and analysis purposes.

The Company’s Operating Account:
The Lender will expect the Company to enter into a tri-party control agreement with the Company’s bank that provides assurances to the Lender that upon the occurrence of an Event of Default, the Lender will have control over the Company’s operating accounts.

Collections:	Collections in respect of the Receivables shall consist of, but is not limited to, all down payments, principal and interest payments, late fees, recoveries, insurance proceeds and other fees.

Collateral:
The obligations owed to the Lender will be secured by a first priority perfected security interest in and lien on all assets of the Borrowers including, but not limited to, accounts receivable, inventory, real estate, bank accounts and all related assets held or owned by the Borrowers.

Eligible Receivables:
Eligible Receivables shall be limited to those consumer sales finance contracts (“Receivables”) that meet the following guidelines:

•  Was originated by the related Target in its ordinary course of business.

•  Is limited to Receivables that (i) are sixty (60) days or less contractually past due (ii) have not been extended and (iii) are not extended to account debtors who are either principals, employees, in bankruptcy, or engaged in litigation by the Company, the Targets or their affiliates.

•  The Receivable shall meet all of the Company’s and the Target’s other customary credit and underwriting guidelines.

•  The Receivable is secured by the automobile, with a clear title in the related Borrower’s name, originated in the state approved by Lender and is payable in U.S. dollars.

•  The obligor shall be personally liable on the Receivable and not in bankruptcy.

•  The obligor shall have no claim to any defense, set off, or counter claim.

•  The obligor is a resident of the U.S.

•  No obligor under any Receivable shall be affiliated with or employed by the Company any Target or their affiliates.

•  The obligor’s loan application, the note and all other applicable instruments shall comply with state and federal consumer laws and be in form and content acceptable to the Lender;

•  The receivable shall carry a minimum interest rate to be mutually agreed upon by the Company and the Lender during the Lender’s due diligence.

•  The retail sales contract shall carry a minimum down payment to be mutually agreed upon by the Companyand the Lender during Lender’s due diligence.

•  The maximum original term of the Receivable shall not exceed a term to be mutually agreed upon by the Company and Lender during Lender’s due diligence.

•  The maximum original gross balance of any individual note shall not exceed an amount to be mutually agreed upon by the Company and Lender during Lender’s due diligence

•  The maximum mileage on the underlying vehicle securing the sales finance contract shall not be greater than an amount to be mutually agreed upon by the Company and Lender during Lender’s due diligence.

•  Such other criteria as the Lender deems necessary in its sole discretion.

Insurance:
The Company, at its expense, will agree to maintain proper business insurance for the Company, the Targets and its other subsidiaries in form and amounts and with coverage satisfactory to the Lender in its sole discretion. Such insurance shall include, but is not limited to, satisfactory Director and Officer Insurance, Errors and Omission Insurance and Fraud Insurance.

Conditions Precedent:
The following are some, but not all, of the conditions precedent to any Financing by Lender:

1.     Each of the Company, the related Target and the related Borrower is duly organized and in good standing in the jurisdiction of its organization and qualified to do business in any other jurisdiction where it has collateral and/or originates Receivables,

2.     The due execution and delivery of the Loan Documents on or prior to the Closing Date.

3.     In addition to the Loan Documents, each of the Company, the related Target and the related Borrower will have executed and delivered, or caused to be executed and delivered, to Lender prior to the Closing Date, such financing statements, opinions of counsel, control agreements, security agreements, insurance certificates and endorsements, and other documents as Lender may reasonably require,

4.     All costs incurred by the Lender including, but not limited to, due diligence expenses, attorneys fees, audit fees, search fees, title fees, documentation and filing fees, will be paid by the Company or the related Target or Borrower,

5.     No material pending claim, investigation or litigation with respect to the Company or the related Target or Borrower by any state or federal governmental entity will exist except as disclosed prior to closing and acceptable to Lender,

6.     The Lender shall have received and reviewed financial and other information as it may reasonably request, including annual / monthly financial projections of the Company, the related Target and the related Borrower,

7.     Lender shall be satisfied with the Company’s cash management system,

8.     No material adverse change in the business, operations, or in the condition of the Company, the Targets or the Borrowers shall have occurred,

9.     Completion of Lender’s business, legal and collateral due diligence, including a review of the Company’s and the Target’s historical performance the results of which are satisfactory to Lender,

10.   Lender shall be satisfied with its background investigations of key members of management team of the Company and the related Target and Borrower,

11.   Repayment in full of all outstanding indebtedness secured by any Receivables or other collateral.

12.   Others in the sole discretion of the Lender.

Representations and Warranties:
The Loan Documents will contain customary representations and warranties to the satisfaction of the Lender in its sole discretion. The Loan Documents will also contain customary negative, affirmative and financial covenants to the satisfaction of the Lender in its sole discretion.

Financial Covenants:
Minimum Profit Ratio
Interest Coverage Ratio
Maximum Leverage Ratio
Minimum Tangible Net Worth
Minimum Delinquency Ratio
Minimum Cumulative Loss Trigger Ratios
Others TBD by the Lender in its sole discretion

Financial Reporting Requirement:
Company, Target and Borrower level and consolidated with back up individual summary:
Monthly Financial Statements
Annual Audited Financial Statements
Monthly Covenant Compliance Certificate
Monthly Borrowing Base Certificate
Weekly Borrowing Base Certificate
Weekly to Monthly Aging Status Report
SEC quarter and annual reporting
Others TBD by the Lender in its sole discretion

Event of Default:	The Loan Documents will contain customary Events of Defaults, including without limitation, cross defaults between the Financings and others TBD by the Lender in its sole discretion.

Assignment/ Participation:	The Loan Documents will include provisions allowing the Lender to freely assign and participate the Financings.

Indemnification:	Customary and appropriate provisions relating to indemnification and related matters in a form reasonably satisfactory to the Lender.

Governing Law and Jurisdiction:
The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern all Loan Documents.

Remainder of Page Left Blank